U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          FORM S-8 POS

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         GENIUS PRODUCTS, INC.
        (Exact name of registrant as specified in its charter)
       Nevada                                              33-0852923
(State of Incorporation)                       (I.R.S. Employer ID No.)

 11250 El Camino Real, Suite 100, San Diego, California         92130
  (Address of Principal Executive Offices)                   (Zip Code)

                    Non-Qualified Stock Option Plan
                       (Full title of the Plan)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport Beach California 92660
                 (Name and address of agent for service)

                            (949) 975-0544
      (Telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE

Title of         Amount to be    Proposed    Proposed   Amount of
Securities       Registered      Maximum     Aggregate  Registration
to be                            Offering    Offering   Fee
Registered                       Price Per   Price
                                 Share (1)
Common
Stock            5,000,000       $0.054      $2,700,000   $715.50

 (1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) under the Securities
Act of 1933.   The Offering Price per Share is established
pursuant to a Non-Qualified Stock Option Plan.

                           PROSPECTUS

                       1,000,000 SHARES (1)

                  COMMON STOCK, $0.001 PAR VALUE

                       GENIUS PRODUCTS, INC.

The following selling shareholders of Genius Products, Inc., a Nevada corporation, are hereby offering up to 1,000,000 shares of its $0.001 par value common stock (resulting from the exercise of options granted under the Non-Qualified Stock Option Plan of the company) at the market price on a delayed basis under Rule 415 pursuant to the terms of this Prospectus: Klaus Moeller, Dorian Lowell, Michael Meader, Larry Balaban, and Howard Balaban (collectively, "Selling Shareholders"). Genius Products, Inc. will receive from the proceeds an amount equal to the exercise price payable in consideration of the exercise of the options. The trading symbol of the company's common stock on the Over the Counter Bulletin Board is "GNUS."

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment
(See "Risk Factors" on page 4).

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                         Dated: July 3, 2000

(1) Pursuant to SEC Rule 416, there will be a change in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends, or similar transaction.

                         PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus
("Prospectus"). Each prospective investor is urged to read this Prospectus, and the attached Exhibits, in their entirety.

The Company.

The company was incorporated in the State of Nevada on January 6, 1996, under the name Salutations, Inc. In September 1997, Salutations, Inc. acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation ("ITM"), a Nevada corporation founded in 1992 by Klaus Moeller, the current Chairman and Chief Executive Officer, and Gerald Edick. At the time of the acquisition, Salutations, Inc. was a public company with shares quoted on the Over the Counter ("OTC") Bulletin Board. Immediately after the acquisition, Salutations, Inc. assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation ("ITMC"). In October 1999, the name of the company was changed from International Trading and Manufacturing Corporation to Genius Products, Inc., to reflect a new business line.

The original business of ITM/ITMC involved the design, development and distribution of semi-precious and precious gemstone and costume jewelry. Since 1997, however, the jewelry business has experienced increased competition, an erosion of profit margins and a decline in sales. As a result, in September 1998, the company shifted its focus to potentially more profitable lines of business involving the product line discussed below.

The company is a producer, publisher and distributor of classical, instrumental and vocal compact disks ("CDs"), cassettes and videos for children under the BABY GENIUS brand name, which sell at retail outlets nationwide, and at numerous e-commerce retail web sites on the Internet. The company currently produces 24 CD and cassette titles, and two video titles. The trademark BABY GENIUS is registered, allowed or pending across a wide range of baby and child product categories. The company published the BABY GENIUS web site at WWW.BABYGENIUS.COM where visitors can buy BABY GENIUS products and obtain free information on pregnancy, childcare, parenting and other matters related to child development. Visitors can also buy third party products and services and become members of our BABY GENIUS CLUB.

The corporate mission of the company is to develop BABY
GENIUS, KID GENIUS (subject to trademark registration) and other "GENIUS" names into premier brand names across a broad range of baby and child product categories. The company plans to develop and publish additional music and other educational and entertaining CDs, cassettes and videos under the BABY GENIUS name. The company also plans to publish CD-ROMs, DVDs and other interactive media for babies and children under these brand names. The company intends to develop its web site into a premier parent partner/child-care site to provide content, products and services on the three areas it believes to be of greatest concern to parents: the health and well-being, education and financial security of their children. The company's plans to develop its Internet site include entering into strategic partnerships with major corporations to provide content, goods, and services, and to engage in cross-marketing programs with our partners. The company intends to license the BABY GENIUS brand name directly to licensees or through a master licensing agent to manufacturers of top quality baby and child products.

The Offering.

Shares realized upon the exercise of certain options held by the following individuals (granted through a company Non-Qualified Stock Option Plan) will be offered under a shelf registration under U.S. Securities and Exchange Commission ("SEC") Rule 415 at the current market price: Klaus Moeller, Dorian Lowell, Michael Meader, Larry Balaban, and Howard Balaban (collectively, "Selling Shareholders"). If all the shares being offered to the public under the current offering are sold, this will represent net proceeds to the Selling Shareholders of $1,000,000 (based on the closing market price of $1.00 on June 29, 2000), less the option exercise price of $0.54 per share upon the exercise of the options (for a balance of $460,000). If the Selling Shareholders sell all 1,000,000 shares, this will result in proceeds to the company of $540,000.

Liquidity of Investment.

Although the shares will be "free trading," there has been only a limited public market for the shares. Therefore, an investor may not be able to sell is shares when he or she wishes; therefore, an investor may consider his or her investment to be long-term. See "Risk Factors."

Risk Factors.

An investment in the company involves risks due in part to a limited previous financial and operating history of company, as well as competition in the industry in which the company operates. Also, certain potential conflicts of interest arise due to the relationship of the company to management and others.

                             RISK  FACTORS

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

(a)  History of Losses; Accumulated Deficit; Working Capital
Deficiency.

The company has incurred losses of $2,079,398 and 2,140,599 for the fiscal years 1999 and 1998, respectively. The likelihood of the success of the company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business and the competitive environment in which the company operates. Unanticipated delays, expenses and other problems such as setbacks in product development, and market acceptance are frequently encountered in connection with the expansion of a business. As a result of the fixed nature of many of the company's expenses, the company may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of the company's products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on the company's business, operations and financial condition.

Dependence On Short-Term Financing.

The company is dependent on obtaining short-term financing to sustain operations. The company is currently operating at a loss and has negative cash flow. The credit terms the company extends to its customers are more favorable than those the company has with its vendors and service providers, and the company has insufficient cash balances to sustain losses. Accordingly, the company has to finance its working capital requirements by selling shares of the company's common stock for cash or in consideration of services rendered.

In May 2000, the company completed a private placement of shares under Regulation D of the 1933 Securities Act, as amended, pursuant to which the company raised net proceeds of $715,000, all of which was immediately spent on accounts payable and other working capital requirements. The company has also retained an investment bank to help it raise funds through private placements of our common shares on a "best efforts" basis over the short and medium term, as well as to provide investor relations services. No assurance can be made that the investment bank will succeed in raising any cash in a timely manner or at all. The retention is on a non-exclusive basis and the company is actively seeking funds from other sources. A further source of short-term financing is the selling of the company's accounts receivable (factoring) although the costs of such financing are expensive. Failure to obtain financing will have a material adverse effect on our business, operations and financial condition.

Dependence On Long-Term Financing.

The company's ability to implement its business plan and grow the company is dependent on raising a significant amount of capital. In March 2000, the company retained an investment bank to help us raise up to $5 million through private placements of our common shares on a "best efforts" basis. No assurance can be made that the investment bank will succeed in raising all or any of such amount. The retention is on a non-exclusive basis and the company is actively seeking funds from other sources. If the company is unable to raise capital, its ability to implement its business plan and the growth of the company will be adversely affected.

Need For Strong Brand Identity.

The company believes that its growth in sales and the recognition of the BABY GENIUS brand name have been partly attributable to Deidre Hall's participating in a successful national media campaign and the endorsement of the BABY GENIUS music titles by Ms. Hall, Minnesota Public Radio and Public Radio Music Source. Ms. Hall's agreement expired in February 2000, and while the company is negotiating its renewal, no assurance can be made that it can be renewed on terms acceptable to the company, or at all. The frequency or quality of this media exposure and these endorsements may not continue. The company believes that continuing to strengthen the BABY GENIUS brand name will be critical to achieve widespread acceptance of its products. Favorable public perception of the GENIUS-branded products will depend largely on the company's ability to continue providing users with high quality products and the success of its marketing efforts. The company plans to increase its marketing expenditures to create and maintain brand recognition. However, brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses the company incurs in building its brand.

Dependence On New Products.

The company's future growth will be dependent on its ability to identify and develop GENIUS-branded products which can be sold at acceptable margins through wholesale and retail outlets, as well as on the Internet, and on its ability to acquire the necessary rights to market and distribute such products and to enter into arrangements with third-party manufacturers and distributors to produce and distribute such products. There can be no assurance that the company will be successful in identifying and developing quality products that may be successfully marketed through these channels or in entering into relationships with third-party manufacturers and distributors. A failure to identify and develop new products would have a detrimental impact on the company's future performance.

Success of Company Dependent on Management.

The company's success is dependent upon the hiring of key administrative personnel. Although seven of the company's officers, directors, and key employees have an employment agreement with the company, there can be no assurance that these personnel will remain employed by the company after the termination of such agreements. Should any of these individuals cease to be affiliated with the company for any reason before qualified replacements could be found, there could be material adverse effects on the company's business and prospects. In addition, management has no experience in managing companies in the same business as the company.

In addition, all decisions with respect to the management of the company will be made exclusively by the officers and directors of the company. Investors will only have rights associated with minority ownership interest rights to make decision which effect the company. The success of the company, to a large extent, will depend on the quality of the directors and officers of the company. Accordingly, no person should invest in the shares unless he is willing to entrust all aspects of the management of the company to the officers and directors.

Change Of Control Payments.

The company has entered into Change of Control Executive Employment Agreements with seven of our executive officers and key employees. These agreements provide that if any executive officer or key employee is terminated after a change of control of the company occurring on or before December 31, 2001, the terminated officer or employee may receive, among other things, a lump sum payment equal to ten times the highest annual compensation paid by the company to that officer or employee in the preceding three years. If a change of control of the company occurs on or before December 31, 2001, and any executive officer or key employee is terminated, the company may incur substantial expenditures to satisfy the payments due under the Change of Control Executive Employment Agreements. These expenditures could adversely affect the company's financial results and potentially discourage any hostile buyer from making an unsolicited offer to purchase the company.

Limitations on Liability, and Indemnification, of Directors and Officers.

The company's Articles of Incorporation include provisions to eliminate, to the fullest extent permitted by the Nevada Revised Statutes as in effect from time to time, the personal liability of directors of the company for monetary damages arising from a breach of their fiduciary duties as directors. The Bylaws include provisions to the effect that the company may, to the maximum extent permitted from time to time under applicable law, indemnify any director, officer, or employee to the extent that such indemnification and advancement of expense is permitted under such law, as it may from time to time be in effect. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by the company in covering any liability of such persons or in indemnifying them.

Potential Conflicts of Interest Involving Management.

Currently, the officers and directors of the company devote 100% of their time to the business of the company. However, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the Board of Directors to the company, any proposed investments for its evaluation.

Dependence On Significant Spokesperson.

In 1999, Deidre Hall served as the celebrity spokesperson for our products. The company believes its continued success can be helped by its ability to renew Ms. Hall's agreement or attract other celebrity spokespersons. Its agreement with Ms. Hall expired in February 2000, and the company is currently negotiating a multi-year renewal of the contract with Ms. Hall's agent. While the company believes it will reach agreement with Ms. Hall for a renewal of her service agreement, no assurance can be made that the company will in fact reach agreement at all or on terms as favorable as her previous engagement. Nor can there be any assurance that the company will be able to recruit and retain other celebrity spokespersons of comparable stature.

Industry Trends.

The company's recent growth in sales has been based in part on both the evolution of consumer tastes and preferences towards educational products for babies and children. The company believes it is also based on recent publicity on the effect of classical music on child development. There are differences of opinion, however, in the scientific community regarding the efficacy of classical music on child development. A change in consumer tastes and preferences regarding our products may have an adverse effect on our results of operations. There can be no assurance that consumer tastes and preferences will continue to favor our products and marketing segments.

Distribution Facilities.

The company has an informal sub-lease arrangement pursuant to which the company rents a portion of a warehouse facility in Atlantic, Iowa (for a monthly rent of $500) from which the company distribute BABY GENIUS products to certain customers.
The warehouse sub-lessor has indicated to us that it may assign its lease sometime in the next three months. If the head lease is assigned, our sub-lease would terminate and the company would either have to renegotiate a new lease with a new lessor, or find alternative warehousing facilities. No assurance can be made that in such circumstances that the company would be able to renew or renegotiate our existing sub-lease, or enter into a new lease at a new facility, on as favorable terms as the existing sub-lease or at all. If the company are required to vacate our warehouse facility without having established alternative distribution arrangements, our distribution and sales operations may be adversely affected.

Acceptance And Effectiveness Of Internet Electronic Commerce.

The company's success in establishing an e-commerce business through its BABY GENIUS web site will be dependent on consumer acceptance of e-retailing and an increase in the use of the Internet for e-commerce. If the markets for e-commerce do not develop or develop more slowly than the company expects, its e-commerce business may be harmed. If Internet usage does not grow, the company may not be able to increase revenues from Internet advertising and sponsorships which also may harm both our retail and e-commerce business. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and e-commerce is uncertain. A number of factors may inhibit the growth of Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and limited availability of cost-effective, high-speed access. If these or any other factors cause use of the Internet to slow or decline, our results of operations could be adversely affected.

Competition In Internet Commerce.

Increased competition from e-commerce could result in reduced margins or loss of market share, any of which could harm both our retail and e-commerce businesses. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of the company's present and potential competitors are likely to enjoy substantial competitive advantages, including larger numbers of users, more fully-developed e-commerce opportunities, larger technical, production and editorial staffs, and substantially greater financial, marketing, technical and other resources. If the company does not compete effectively or if it experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, the company's business could be adversely affected.

Unreliability Of Internet Infrastructure.

If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on the company website. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of the company website may be reduced. Even if the Internet infrastructure is adequately developed, and maintained, the company may incur substantial expenditures in order to adapt its services and products to changing Internet technologies. Such additional expenses could severely harm the company's financial results.

Transactional Security Concerns.

A significant barrier to Internet e-commerce is the secure transmission of confidential information over public networks. Any breach in our security could cause interruptions in the operation of our website and have an adverse effect on the company's business.

Governmental Regulation Of The Internet.

There are currently few laws that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing, taxation and the characteristics and quality of products and services sold over the Internet. An increase in regulation or the application of existing laws to the Internet could significantly increase our costs of operations and harm the company's business.

Technological Change.

The market for CDs, cassettes and video technology is subject to change. There can be no assurance that over time these technologies will not be affected by competition from another form of information storage and retrieval technology, such as on-line information services. A further strong advance in the technology surrounding cable and satellite that would give consumers access to information and entertainment may limit the expansion of the market for applications based on CDs, cassettes and video. In addition, existing CD technology may also be replaced by new CD technologies such as digital video disc technology. The replacement of CD technology by another information storage and retrieval technology, or the replacement of existing CD technology by a new technology at a pace too rapid for production adjustments, may also have a material adverse effect on the company's business, financial condition and results of operations.

Influence of External Factors on Prospects for Company.

The industry of the company in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by the company will result in commercially profitable business. The marketability of its products will be affected by numerous factors beyond the control of the company. These factors include market fluctuations, and the general state of the economy (including the rate of inflation, and local economic conditions), which can affect companies' spending. Factors which leave less money in the hands of potential customers of the company will likely have an adverse effect on the company. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the company not receiving an adequate return on invested capital.

Trademark Infringement Claims.

The company may be held liable for copyright or trademark infringement if the content or packaging of its CDs, cassettes, videos or other products infringes upon the copyrights or trademarks of others. Such claims of infringement, if brought, could materially adversely affect the company's business and financial condition. In addition, it has come to the company's attention that certain third parties may be infringing upon the BABY GENIUS trademarks in certain product categories. The company is consulting with its counsel and will defend as the company deem necessary any such infringements. Defending its intellectual property rights may be costly in terms of legal fees and management time. Expenditure of significant legal fees could have a material adverse effect on the company's financial condition and no assurance can be made that the company would prevail in any litigation defending our intellectual property rights. Failure to take necessary defensive legal action for lack of cash could result in compromising the company's rights to its intellectual property, which would have a material adverse effect on the company's business, its financial position and the value of its intellectual property.

Costs Of Repurchasing Certain Shares.

During the period 1997 through 1999, the company issued shares in Arizona, Pennsylvania and Washington, for which no share registration filings were made under the securities laws of those states and for which exemptions from registration appears to be unavailable. In order to comply with the laws of those states, the company will offer to repurchase all such shares from investors who originally acquired them from the company, who were residents in those states at the time of purchase, and who continue to hold such shares at the time the offer is made. The company will pay to each shareholder who accepts the offer, the price per share they originally paid, plus interest, where applicable, accrued from the date of initial purchase to the date of repurchase.

The total number of shares subject to repurchase is 307,550, and the potential cost to the company is $420,323, plus accrued interest. The costs of repurchasing shares subject to the offer would be paid out of company funds, but the company does not have sufficient cash to repurchase all such shares, and even a low number of repurchases would have a material adverse impact on the company's operations and financial condition if the company is unable to raise funds to pay for such costs. If the company are unable to repurchase shares for lack of funds, the selling shareholders may seek to exercise certain rights as creditors or seek to enforce claims for breach of contract. In addition, interest would continue to accrue on the outstanding amounts owed to shareholders in Pennsylvania and Washington at annual rates of 6% and 8%, respectively. If, at the time a repurchase offer is made, the market price of the company's shares is higher than the repurchase price, the company does not believe that all affected shareholders would accept the repurchase offer. No assurance can be made, however, that shareholders will decline any repurchase offer, and the company may be obligated to repurchase all shares subject to the offers.

Repurchase offers in Pennsylvania and Washington have to be approved by the regulatory authorities of those states, and the authorities in Washington will not approve our repurchase offers until certain proceedings between the company and the state's Department of Financial Institutions, Securities Division, have been concluded. To date, approval to extend repurchase offers to the affected shareholders in Washington is dependent on the company providing certain additional information to the Washington Securities Division, which is currently being prepared by the company. Delays in obtaining regulatory approval would also cause increases in the amount of interest payable pursuant to repurchase offers. To date, the company has delayed making redemption offers to all affected shareholders because the share price of our stock has, on average, traded below the prices at which such shareholders purchased the affected securities. The company believes that given such price differences, affected shareholders would be more likely than not to accept repurchase offers. The company's current cash shortages preclude it from honoring any acceptances. The company therefore believes it is in the best interests of the company and the shareholders, especially the affected shareholders, that the company first raise sufficient capital to pay affected shareholders who may accept repurchase offers, prior to making the repurchase offers.

Inability To Utilize Net Operating Loss.

In 1997, 1998, and 1999, the company incurred losses resulting in a net operating loss carryforward as of December 31, 1999, of $4,310,317 and $2,155,159 for federal and state income tax purposes, respectively. The federal and state net operating losses begin to expire in 2012 and 2002, respectively. Because the company anticipates significant expenditures with respect to implementing its business plan, including its Internet e-commerce business, there is a risk that the company will be unable to make enough profits, if any, during the net operating loss carryforward period to realize the deferred income tax asset.

No Cumulative Voting

Holders of the shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of the company, and the minority shareholders will not be able to elect a representative to the company's board of directors.

Absence of Cash Dividends

The Board of Directors does not anticipate paying cash dividends on the shares for the foreseeable future and intends to retain any future earnings to finance the growth of the company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of the company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Limited Public Market for Company's Securities.

Prior to the Offering, there has been only a limited public market for the shares of common stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices. The market price of the shares may be affected significantly by factors such as announcements by the company or its competitors, variations in the company's results of operations, and market conditions in the retail, electron commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the shares offered hereby may not be able to liquidate an investment in the shares readily or at all.

No Assurance of Continued Public Trading Market; Risk of Low
Priced Securities.

There has been only a limited public market for the
common stock of the company. The common stock of the company is currently quoted on the Over the Counter Bulletin Board. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the company's securities. In addition, the common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 ("Reform Act") requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the
risks associated therewith.   The regulations governing low-
priced or penny stocks sometimes limit the ability of broker-dealers to sell the company's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Effects of Failure to Maintain Market Makers.

If the company is unable to maintain a National Association of Securities Dealers, Inc. member broker/dealers as market makers, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance the company will be able to maintain such market makers.

Shares Eligible For Future Sale

A number of the shares of common stock which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least on year, including persons who may be deemed affiliates of the company (as that term is defined under the Act) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the Common Stock could be adversely affected.

Forward-Looking Statements.

This Prospectus contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, including statements regarding, among other items, the company's business strategies, continued growth in the company's markets, projections, and anticipated trends in the company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the company's control. The company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the company's products, competitive pricing pressures, changes in the market price of ingredients used in the company's products and the level of expenses incurred in the company's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The company disclaims any intent or obligation to update "forward looking statements."

Uncertainty Due to Year 2000 Problem.

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the company's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

The company currently believes that its systems are Year 2000 compliant in all material respects. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the company may experience serious unanticipated negative consequences (such as significant downtime for one or more of its suppliers) or material costs caused by undetected errors or defects in the technology used in its internal systems. Furthermore, the purchasing patterns of customers may be affected by Year 2000 issues. The company does not currently have any information about the Year 2000 status of its potential material suppliers. The company's Year 2000 plans are based on management's best estimates.

                          USE OF PROCEEDS

The proceeds from the sale of the shares of the Selling
Shareholders, less the exercise price of the options under which these share were issued, will be paid directly to these individuals for their own personal use. The company will receive the exercise price of the options from the proceeds of this offering.

If the Selling Shareholders sell all 1,000,000 shares, this will result in proceeds to the company of $540,000. The company expects to use any proceeds it receives upon exercise of the options held by the Selling Shareholders for working capital and general corporate purposes.

                  DETERMINATION OF OFFERING PRICE

The offering price of the shares being offered hereby is to be determined based on the market price of the shares of common stock of the company on the Over the Counter Bulletin Board on the date of sale thereof.

                      SELLING SECURITY HOLDERS

The Selling Shareholders, all of whom are officers and directors of the company, will be offering their shares of common stock in this offering realized upon the exercise of certain options held by these individuals (obtained through a company Non-Qualified Stock Option Plan):


Name and         Amount of       Amount Offered    Amount of    Percentage
Position of      Securities      for the selling   Securities   of
Selling          Owned Prior     Shareholder's     Owned After  Ownership
Shareholders     to Current      Account(2)        Current      After
                 Offering(1)                       Offering     Current
                                                                Offering(3)

Klaus
Moeller,
Chief
Executive
Officer/
Chairman of
the Board       2,490,000         200,000         2,290,000    17.48%

Dorian
Lowell,
President       1,655,700         200,000        1,455,700     11.11%

Michael
Mader,
Executive
Vice
President       2,000,000         200,000        1,800,000     13.74%

Larry
Balaban,
Senior Vice
President         900,000         200,000          700,000      5.34%

Howard
Balaban,
Senior Vice
President         900,000         200,000          700,000      5.34%

(1) For each person, the total amount includes (as an update to the ownership figures contained in the most recent 10-KSB filing of the company), options granted under the Non-Qualified Stock
Option Plan on May 25, 2000 to purchase 350,000 options of common stock at $0.54 per share (exercisable from May 25, 2000 to May
25, 2003).

(2) The shares to be sold by each Selling Shareholder consist of the exercise of a portion of the 350,000 options granted, as discussed in footnote (1) above.

(3) Based on the total issued and outstanding as of June 15, 2000 of 13,100,749.

                       PLAN OF DISTRIBUTION

Shares realized upon the exercise of certain options held by the following individuals (granted through a company Non-Qualified Stock Option Plan) will be offered under a shelf registration under U.S. Securities and Exchange Commission ("SEC") Rule 415 at the current market price: Klaus Moeller, Dorian Lowell, Michael Meader, Larry Balaban, and Howard Balaban (collectively, "Selling Shareholders"). If all the shares being offered to the public under the current offering are sold, this will represent net proceeds to the Selling Shareholders of $1,000,000 (based on the closing market price of $1.00 on June 29, 2000), less the option exercise price of $0.54 per share upon the exercise of the options (for a balance of $460,000). If the Selling Shareholders sell all 1,000,000 shares, this will result in proceeds to the company of $540,000.

The company will make available to any investor, prior to any issue of the resale of the shares, the opportunity to ask questions and receive answers from the company concerning any aspect of the investment and to obtain any additional information contained in this Prospectus, to the extent that the company possesses such information or can acquire it without unreasonable effort or expense.

             INTERESTS OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the small business issuer.

                        MATERIAL CHANGES

There have been no material changes in the company's affairs which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to security holders and which have not been described in a report on a Form 10-QSB or Form 8-K filed under the Securities Exchange Act of 1934.

         INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

(a) The documents listed in (1) and (2) below are specifically incorporated by reference into this Prospectus:

1. The company's latest annual report on Form 10-KSB filed pursuant to Section 13(a) of the Exchange Act which contains financial statements for the company's latest fiscal year for which a Form 10-KSB was required to have been filed; and

2. All other reports filed pursuant to Section 13(a) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above; and

3.  Since the common stock of the company is registered under
Section 12 of the Exchange Act, the description of such class of securities which is contained in the Form 10-SB registration statement of the company filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

(b) All documents subsequently filed by the company pursuant to Sections 13(a), 13(c), or 14 of the Exchange Act, prior to the termination of the offering are also incorporated by reference into this Prospectus.

(c)  Information:

1. The company will provide to each person, including any beneficial owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus;

2. The company will provide this information upon written or oral request;

3. The company will provide this information at no cost to the requester; and

4. The name, address, and telephone number to which the request for this information must be made: Dorian Lowell, President, 11250 El Camino Real, Suite 100, San Diego, California 92130;
(858) 793-8840.

5. The company files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission, Washington, D.C. 20549. The company has also filed with the Commission this registration statement on Form S-8 POS under the Securities Act of 1933 with respect to the shares of common stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the company and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the company's filings, including this registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1 (800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the company. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                    SECURITIES ACT LIABILITIES

No Personal Liability.

No director of the company will have personal liability to the company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

Indemnification.

The By-laws provide for indemnification of the directors, officers, and employees of the company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the company. The Nevada Revised Statutes provide further for permissive indemnification of officers and directors and the company may provide indemnification under such provisions.

A. NRS 78.7502 Discretionary And Mandatory
Indemnification Of Officers, Directors, Employees And Agents:
General Provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

B.  NRS 78.751 Authorization Required For Discretionary
Indemnification; Advancement Of Expenses; Limitation On
Indemnification And Advancement Of Expenses.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)  By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in NRS 78.7502 or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

C.  NRS 78.752 Insurance And Other Financial Arrangements
Against Liability Of Directors, Officers, Employees And Agents.

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a)  The creation of a trust fund.

(b)  The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

4.  In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b)  The insurance or other financial arrangement:

(1)  Is not void or voidable; and

(2)  Does not subject any director
approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

6. The company, with approval of the company's Board of Directors, has obtained directors' and officers' liability.

Undertaking.

The company undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Diego, State of California, on June 30, 2000.
Genius Products, Inc.

                              By:  /s/ Klaus Moeller
                              Klaus Moeller, Chief Executive Officer